EXHIBIT 99.1

Poshmark, Inc. Appoints Rodrigo Brumana as Chief Financial Officer

Seasoned finance executive brings deep financial and leadership experience from leading retailers and marketplaces including Amazon, OfferUp and eBay

REDWOOD CITY, Calif., Nov. 16, 2021 (GLOBE NEWSWIRE) --  Poshmark, Inc. (NASDAQ: POSH), a leading social marketplace for new and secondhand style for women, men, kids, pets, home and more, today announced the appointment of Rodrigo Brumana as Chief Financial Officer, effective December 1, 2021. As CFO, Brumana will be responsible for the company’s global finance function, including financial planning and analysis, budgeting and forecasting, accounting, internal audit, tax and treasury, and investor relations.

Brumana will join Poshmark from Amazon, where he served as CFO of Amazon Private Brands, managing a team of finance, business intelligence and analytics professionals located across the Americas, Asia, and Europe supporting product development, marketing, category management, discovery, pricing, technology, science, supply chain and sourcing. Prior to Amazon, he served as the CFO of OfferUp, a leading mobile marketplace for online and local transactions. Brumana also led finance and analytics for eBay Americas, where he oversaw FP&A, business performance, monetization and marketing analytics for a $35 billion business. Prior to eBay, Brumana was vice president of finance at RetailMeNot, where he helped execute a successful initial public offering, held finance executive positions with HP Inc., and began his career in investment banking.

“Rodrigo brings more than 20 years of experience leading finance organizations, including a deep knowledge of marketplaces and the retail industry and a strong track record of driving growth for global companies,” said Manish Chandra, founder and CEO of Poshmark, Inc. “Poshmark has a long runway of opportunity ahead, and with Rodrigo’s extensive experience, we will continue to accelerate growth and achieve our vision to build a more seamless, more social, and more circular way to shop.”

“I was drawn to Poshmark’s potential to shape the future of social shopping, its focus on community leading to exceptional cohort metrics, its commitment to building a more sustainable shopping engine and a vast opportunity to reinvest in the platform,” said Brumana. “I’m thrilled to be joining Manish and this talented, diverse team as we enter a new era in building Poshmark to be the world’s leading social marketplace.”

Brumana holds a Master of Business Administration from the University of California, Berkeley and a Bachelor of Science in Civil Engineering from Universidade Federal de Uberlândia, Brazil.

About Poshmark, Inc.
Poshmark is a leading social marketplace for new and secondhand style for women, men, kids, pets, home, and more. By combining the human connection of physical shopping with the scale, ease, and selection benefits of ecommerce, Poshmark makes buying and selling simple, social, and sustainable. Its community of more than 80 million registered users across the U.S., Canada, Australia, and India is driving the future of commerce while promoting more sustainable consumption. For more information, please visit www.poshmark.com, and for company news and announcements, please visit investors.poshmark.com. You can also find Poshmark on Instagram, Facebook, Twitter, TikTok, Pinterest, YouTube, and Snapchat.

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SOURCE Poshmark, Inc.